Exhibit 99.1

March 10, 2015	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Stephanie Higgins 918-591-5026

ONEOK Partners Announces
Revolving Credit Facility Increase

TULSA, Okla. – March 10, 2015 – ONEOK Partners, L.P. (NYSE: OKS) today announced it has expanded its lender group and increased the commitments under its revolving credit facility to $2.4 billion from $1.7 billion.

The partnership’s lenders, a syndicate of 20 banks, led by Citibank, Bank of America, Barclays, JPMorgan Chase, Morgan Stanley, The Royal Bank of Scotland, UBS and Wells Fargo Bank approved the increase, which became effective March 10, 2015.

“The approval to increase the size of ONEOK Partners credit facility demonstrates the strong support from our bank syndicate group, resulting in increased liquidity and financial flexibility, which further enhances the partnership’s already strong balance sheet,” said Derek S. Reiners, ONEOK Partners senior vice president, chief financial officer and treasurer. “This increase to our existing facility will be used to support the partnership’s approximately $1.2 billion of capital expenditures in 2015, as well as our commercial paper program, working capital requirements and other general partnership purposes.”

The credit facility, which was originally entered into in January 2014, expires in January 2019.

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships in the United States and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a pure-play, publicly traded general partner, which owns 37.8 percent of the overall partnership interest, as of Dec. 31, 2014.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

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